EXHIBIT 3.96
CSI Articles of Incorporation of Closure Systems International Japan, Limited Closure Systems International Japan, Limited CSI Japan, Limited) English CHAPTER 1.GENERAL PROVISIONS Article 1. (Name of the Company) The name of the Company shall be “Kabushikigaisha CSI Japan”, which shall be indicated in English as “Closure Systems International Japan, Limited (CSI Japan, Limited)”. Article 2. (Objects) The objects of the Company shall be to engage in the following businesses: (1) Manufacturing, sales and processing of various types of containers, including plastic closures and aluminum closures, miscellaneous consumer goods and packaging machines; (2) Leasing of machines to manufacture or process various types of containers, including plastic closures and aluminum closures, miscellaneous consumer goods and packaging machines; (3) Leasing of land and buildings; (4) Metallic plate printing; (5) Money lending and sale/purchase of securities; (6) Sales of beverage packing products; (7) Provision of advisory services and consulting services to companies in the beverage packaging industry and related industries; (8) Market research and gathering of information on the beverage packaging industry and related industries; (9) Research and development on plastic closures and related matters; (10) Any other business activities incidental or relating to any of the foregoing. Article 3. (Location of Head Office) The company shall have its head office in Minato-ku, Tokyo. Article 4. (Organizations) The Company shall have the following bodies, in addition to the general meeting of shareholders and directors: (1) Board of directors (2) Statutory auditors (3) Accounting auditors Article 5. (Method of Public Notice) Public notices of the Company shall be given in the official gazette (Kanpo). CHAPTER II.SHARES Article 6 (Total Number of Authorised Shares) The total number of shares authorised to be issued by the Company shall be 600 shares.

English Article 7. (Issuance of Share Certificates) The Company shall issue share certificates for any shares of the Company. Article 8. (Restriction on the transferability of shares) Any acquisition as a result of transfer of any share in the Company shall be subject to the approval of the board of directors of the Company, provided that the approval of the board of directors of the Company shall be deemed to have been made in case of acquisition by the secured party/parties who have created security over the shares in the Company and have enforced such security and in case of acquisition by an assignee to whom the nominee of the secured party/parties has assigned the shares. Article 9. (Shareholder Register) The Company’s shareholder register and lost share certificate register shall be kept at the head office of Company. The Company shall handle matters relating to shares, including the registration of transfer of shares, registration of pledge and designation of trust or cancellation of such registration or designation, registration of lost share certificates, issuance of share certificates and acceptance of notifications. Article 10. (Share Handling Rules) The handling of the Company’s shares and fees thereof shall conform to the Share Handling Rules provided for by the board of directors. CHAPTER III.GENERAL MEETING OF SHAREHOLDERS Article 11. (Convocation of General Meeting of Shareholders) An ordinary general meeting of shareholders of the Company shall be convened in March every year, and an extraordinary general meeting of shareholders shall be convened from time to time whenever deemed necessary. Unless otherwise provided for by the laws and regulations, the director/president shall convene a general meeting of shareholders with a resolution of the board of directors. A general meeting of shareholders shall be held at the head office or a neighboring location, or in Nogi-machi, Shimotsuga-gun, Tochigi-ken or a neighboring location. Article 12. (Chairman of General Meetings) The director/president of the Company shall act as the chairman of a general meeting of shareholders. In case the director/president is unable to attend, one of the other directors, in the order predetermined by the board of directors, shall act as the chairman. Article 13. (Requirements for Resolutions) The general meetings of shareholders shall make resolutions by the majority votes of shareholders attending the meetings, with the quorum of shareholders having not less than half of the total votes held by all the shareholders with voting rights, unless otherwise provided for in laws and regulations or these Articles of Incorporation.

English Article 14. (Voting by a Proxy) A shareholder may exercise his voting right by a proxy, by appointing one (1) other shareholder with a voting right of the Company. In such a case, a document to prove the power of attorney must be submitted to the Company at each general meeting of shareholders. Article 15. (Minutes) The agendas of a general meeting of shareholders, including the timetable and results and other subject matters required by laws and regulations, shall be stated in or recorded into minutes. CHAPTER IV.DIRECTORS AND BOARD OF DIRECTORS Article 16. (Number of Directors) The Company shall have not more than fifteen (15) directors. Article 17. (Appointment) Directors shall be appointed at a general meeting of shareholders. With respect to a resolution to elect a director, the quorum shall be the presence of shareholders having at least one-half of all the voting rights held by the shareholders who are entitled to exercise their voting rights, and the affirmative votes of the majority of such participating voting rights shall be required. No cumulative voting shall be employed in the appointment of directors. Article 18. (Term of Office) The term of office of a director shall be until the end of the ordinary general meeting of shareholders to be held for the last business year ending within two (2) years from his election. The term of office of a director who is elected to fill a vacancy or to increase the total number of directors shall be the same as the remaining term of other directors. Article 19. (Representative Directors and Directors with Title) The representative directors who represent the Company shall be appointed by the resolution of the board of directors. The Company may appoint, by a resolution of the board of directors, one (1) chairman/director, one (1) president/director, a few senior managing directors and managing directors. Article 20. (Convocation of Board of Directors’ Meeting) 1. Unless otherwise provided by the laws and regulations, a meeting of the board of directors may be convened by president/director, who shall be the chairman of the meeting. If he is unable to attend, other directors, in the order predetermined by the board of directors, shall act as the chairman. 2. The notice of convocation of board of directors meetings shall be dispatched in writing or electronically to each director and to statutory auditor at least two (2) days prior to the date of such meeting, unless urgently required, when such time period may be shortened, provided that consent has been provided by all the directors and statutory auditors either in writing, by telegraph or electronically.

English Article 21. (Method of Resolution in a Board of Directors’ Meeting) Resolutions of the board of directors shall be made by the majority votes of directors present, with the quorum of the majority of directors. Article 22. (Written Resolution of the Board of Directors) In the event that consent has been provided either in writing, by telegraph or electronically, by all the directors with respect to any subject matters to be resolved at the board of directors, it shall be deemed that the resolution has been made, unless an objection has been expressed by a statutory auditor(s). Article 23. (Minutes of a Board of Directors) The proceedings and results of a meeting of the board of directors and other matters required by the laws and regulations shall be stated or recorded in minutes, which shall be executed by placing the signatures and seals or electronic signatures of all the directors and statutory auditors present. Article 24. (Board of Directors Regulations) Matters relating to the board of directors shall conform to the Board of Directors Regulations provided for by the board of directors, unless otherwise provided by the articles of incorporation and laws and regulations. Article 25. (Remuneration for Directors) The amount of remuneration, bonus and other economic benefit to be paid by the Company as consideration payable to the directors for their services shall be determined by a resolution of the general meeting of shareholders. Article 26. (Agreement to Limit Outside Director’s Damage Compensation Liability) The Company may, pursuant to Paragraph 1, Article 427 of the Companies Act, enter into with an outside director an agreement to limit such outside director’s damage compensation liability set out in Paragraph 1 of Article 423, provided, however, that the maximum amount of such liability as set forth in such an agreement shall be the minimum amount required by the relevant laws and regulations. Article 27. (Advisors and Consultants) The company may have advisors and consultants by a resolution of the board of directors. CHAPTER V. STATUTORY AUDITORS Article 28. (Number of Statutory Auditors) The company shall have not more than 5 statutory auditors.

English Article 29. (Appointment) Statutory auditors shall be appointed at a general meeting of shareholders. With respect to a resolution to elect a statutory auditor, the quorum shall be the presence of shareholders having at least one-half of all the voting rights held by the shareholders who are entitled to exercise their voting rights, and the affirmative votes of the majority of such participating voting rights shall be required. Article 30. (Term of Office) The term of office of a statutory auditor shall be until the end of the ordinary general meeting of shareholders to be held for the last business year ending within four (4) years from his election. The term of office of a statutory auditor who is elected to fill a vacancy shall be the same as the remaining term of the resigning statutory auditor. Article 31. (Remuneration for Statutory Auditors) The amount of remuneration, bonus and other economic benefit to be paid by the Company as consideration payable to statutory auditors for their services shall be determined by a resolution of the general meeting of shareholders. Article 32. (Agreement to Limit Outside Statutory Auditor’s Damage Compensation Liability) The Company may, pursuant to Paragraph 1, Article 427 of the Companies Act, enter into with an outside statutory auditor an agreement to limit such outside statutory auditor’s damage compensation liability set out in Paragraph 1 of Article 423, provided, however, that the maximum amount of such liability as set forth in such an agreement shall be the minimum amount required by the relevant laws and regulations. CHAPTER VI. ACCOUNTING AUDITOR Article 33. (Appointment) Accounting auditor shall be appointed at a general meeting of shareholders. Article 34. (Term of Office) 1. The term of office of accounting auditor shall be until the end of the ordinary general meeting of shareholders to be held for the last business year ending within one (1) year from his election. 2. Unless otherwise resolved in the ordinary general meeting of shareholders in Paragraph 1, an accounting auditor is deemed to be re-elected at the relevant ordinary general meeting of shareholders. CHAPTER VII.ACCOUNTING Article 35. (Business Year) The business year of the Company shall begin on January 1st and end on December 31st every year. Article 36. (Record Date for Payment of Annual Dividend) The record date for the Company’s payment of an annual dividend shall be December 31 of each year.

English Article 37. (Record Date for Interim Dividend) The Company may, by a resolution of the board of directors, pay interim dividend based on the record date on June 30 of the relevant year. Article 38. (Lapse of Dividend Period) With respect to any dividend payable in cash, the Company shall be released of its obligation to pay the dividend if the relevant dividend is not accepted within full three (3) years after the day when it first becomes payable. [Revised February 27, 1975] [Revised March 28, 1980] [Revised March 30, 1982] [Revised March 30, 1983] [Revised March 29, 1985] [Revised March 30, 1989] [Revised March 27, 1992] [Revised March 30, 1994] [Revised March 27, 1998] [Revised June 30, 1999] [Revised October 24, 2001] [Revised March 20, 2002] [Revised March 28, 2003] [Revised March 26, 2004] [Revised March 31, 2005] [Revised March 23, 2006] [Revised March 30, 2007] [Revised March 28, 2008] [Revised April 30, 2008] [Revised July 10, 2008] [Revised October 31, 2008] [Revised March 26, 2009]